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                 Proxy Statement Pursuant to Section 14(a)
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                        RJR Nabisco Holdings Corp.

             (Name of Registrant as Specified In Its Charter)

                        RJR Nabisco Holdings Corp.

                (Name of Person(s) Filing Proxy Statement)

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                             RJR Nabisco logo



                                              April 22, 1999


Dear Fellow Shareholder:

               By now you may have received a letter from the financier Carl Icahn that seeks your support of his effort to take control of the RJR Nabisco board and summarizes the legal basis for his view that we should attempt to spin off the Nabisco food business instead of the domestic tobacco company.

               I wanted to take this opportunity to explain why Mr. Icahn's plan is unrealistic and threatens our ability to get separate shares in the
food and tobacco businesses into your hands anytime soon, if ever.   I ask you
in the strongest possible terms to reject Mr. Icahn's approaches because his proposal would jeopardize the best opportunity we have to complete a well-conceived, responsible and attractive program that can be achieved in a matter of weeks.

               The RJR Nabisco program is well-conceived, mindful of risks and can be completed in a matter of weeks.

               The board of directors and management of RJR Nabisco have spent several years exploring virtually every restructuring option available to the company. We concluded that the following program was the most likely to be completed and provide substantial benefits to shareholders:

         o Sell our international tobacco business for an attractive price;
         o Use the approximately $6 billion of after-tax proceeds from that sale to repay high-cost and debilitating debt and to obtain the bondholder consents necessary to permit the transaction;
         o Establish the domestic tobacco business as a well-capitalized company with a strong balance sheet and the financial flexibility necessary to compete more effectively and meet its financial obligations and potential litigation threats;
         o     And then separate the food and domestic tobacco businesses by spinning off a well-financed domestic tobacco company to
               shareholders; presenting minimal risk to your RJR Nabisco shares.

               Upon completion of these steps, you will own separate shares in both Nabisco Group Holdings (the re-named RJR Nabisco), which will own 80.5 percent of Nabisco, and R. J. Reynolds Holdings, which will own the domestic tobacco business. It will then be your choice to hold or sell either or both stocks, although we believe that both companies will offer attractive value to their shareholders. We are well on track to complete this program by late spring. We plan to declare the dividend of Reynolds shares promptly after the annual meeting on May 12 and expect to distribute the shares to you by mid-June.

               This is a very attractive program. The board and its financial advisors believe that, once completed, the spin-off of Reynolds shares will result in enhanced value for shareholders. We believe that the financial markets are not yet valuing this transaction fully and we did not expect them to do so immediately. Once the spin-off is no longer theoretical and the shares actually begin to trade over a period of time, we are confident that the markets will conclude there is substantial value in it.

               In devising this plan, our board drew on the expertise of some of the most respected legal and financial experts in the country. We have examined a number of alternatives, including a spin-off of Nabisco. There is nothing new in Mr. Icahn's plan. In fact, if the board thought such an approach actually could be accomplished, we would have done it. But facts are facts. It should be painfully obvious that the legal environment regarding tobacco poses legitimate issues regarding the manner in which the company can be restructured. Our board had concerns not only about the company's ability to complete a Nabisco spin-off, but also about the potential long-term damage such an attempt might do to the company and its shareholders.

               The risk of an attempt to spin off Nabisco is not that we will fail to do so; it's that we will fail to do so and expose the company -- as well as its shareholders -- to a tangle of adversarial legal maneuvers and rulings that could prevent any separation of our businesses for years. Mr. Icahn says the worst-case scenario with his plan is "we do this and fail, and then we can always go back to Goldstone's plan." But restructuring a multi-billion-dollar company that faces enormous legal issues is not a high-school science experiment--you don't get to start over necessarily after you've dropped your work onto the lab floor, shattered in pieces.

               As a fiduciary, you know full well that you don't elect a board of directors to play Russian Roulette with your investment. You elect a board to act in the best interest of the company, be responsive to your needs, and govern the company responsibly in its role as fiduciary. This board has spent many meetings examining these complex issues. We decided to implement a program that does as much as possible, given the environment, and that has been judged to be very attractive by most of the major securities analysts on Wall Street.

      The Icahn "legal study" is an advocacy document that contains numerous misstatements of fact, ignores significant legal issues and cannot be relied on for well-informed advice in analyzing the issues facing the company.

               Mr. Icahn's "legal study" is from lawyers, newly hired for the purpose of this proxy fight, who have no experience in tobacco litigation and who have never represented your company on any of these issues. It may be 150 pages in length, but it ignores the single most dangerous legal issue related to a spin-off of Nabisco: whether a reasonable court -- not to mention a hostile one -- might construe such a move to be an improper attempt by the company to move a critical asset out of the reach of litigants. It is devoid of any practical assessment of the real-world risks he is asking you to take with your investment. In short, it is a highly theoretical, ivory-tower discussion of legal concepts without any grounding in the actual litigation environment that Reynolds Tobacco and its legal counsel have been managing successfully for years.

               The Icahn "study" also is flatly wrong or inaccurate on material legal points and woefully incomplete on others. For example, its assertion that a prohibitively expensive bond would necessarily be required of any plaintiff seeking to stop Mr. Icahn's proposed transaction is an inadequate, falsely comforting notion. Courts possess wide discretion on this issue and in numerous situations have shown a willingness to require no meaningful bond, much less one that would completely nullify a plaintiff's claimed right to relief. The idea that Mr. Icahn could do anything he wanted because plaintiffs could not post a large-enough bond to stop him is, unsurprisingly, a complete misstatement of the law.

               There are numerous other examples of the inadequacy of Mr. Icahn's legal comfort throughout the 150 pages of theory that his lawyers offer. But perhaps most important, his "study" is in the end an advocacy piece. It is designed to help a client win a proxy fight. It is not the kind of fair and complete evaluation of real-world risks on which fiduciaries are required to rely.

      The RJR Nabisco board has chosen an unquestionably legitimate and lawful approach to separating the food and tobacco businesses.

               RJR Nabisco's plan can be effected right now. It will result in a separation of the food and tobacco businesses in a manner that is unquestionably legitimate and cannot be challenged as unlawful. It will accomplish the fundamental, legitimate business purposes that can be achieved by a separation of the food and tobacco businesses, and Mr. Icahn cannot contend otherwise. The basic, additional purpose served by his proposal is seriously questionable under the law. I know that you would not want this board to take an action that could be found to be unlawful. It wouldn't be in your interest as a fiduciary and it wouldn't be in the company's interest. It would result in needless litigation that could bog the company and you down for years and prevent the businesses from ever being separated effectively.

               Your board has had years of experience in evaluating full, accurate and balanced risk-assessments from counsel steeped in the issues that are critical to the tobacco business and has chosen a course of action that will not put the fate of your investment in the hands of tobacco adversaries in courts across the country. That judgment should not lightly be rejected, as Mr. Icahn is advocating.

               We want to move forward now and get the separate shares in the food and domestic tobacco businesses into your hands promptly, as soon as possible after the annual meeting vote. I strongly urge you to vote for the company's current board of directors as soon as possible, by signing and returning the WHITE proxy card, indicating your support. I urge you NOT to sign or return the BLUE proxy card being mailed by the Icahn group or its agents.

               If you have any questions on the transaction that currently is underway or about the legal or financial issues related to it, please feel free to call me, Bill Rosoff, our general counsel, Dave Rickard, our chief financial officer, or Hunt Whitacre, our head of investor relations.

                                        Sincerely,


                                        Steven F. Goldstone